Exhibit 99.2(k)(i)



               ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of September [__], 2004 by and between THE TOPIARY FUND FOR BENEFIT PLAN INVESTORS (BPI) LLC, a Delaware limited liability company (the "Fund") and PFPC INC., a Massachusetts corporation ("PFPC").

                             W I T N E S S E T H:
                             - - - - - - - - - -

WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Fund wishes to retain PFPC to provide certain administration, accounting and investor services provided for herein, and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   Definitions. As used in this Agreement.

     (a)  "1933 Act" means the Securities Act of 1933, as amended.

     (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's directors to give Oral Instructions and Written Instructions on behalf of the Fund or any person reasonably believed by PFPC to be so authorized. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

     (d)  "CEA" means the Commodities Exchange Act, as amended.

     (e) "Member" shall have the same meaning given such term in the Operating Agreement (as hereinafter defined).

     (f) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

     (g) "Organizational Documents" means the Fund's charter or articles of incorporation, limited liability company operating agreement ("Operating Agreement"), bylaws, prospectus, and other documents constituting the Fund, each as may be amended.

     (h)  "SEC" means the Securities and Exchange Commission.

     (i) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act, and the CEA.

     (j)  "Written Instructions" means

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          (i) written instructions signed by an Authorized Person and received by PFPC or

          (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier.

     The instructions may be delivered by hand, mail, tested telegram, cable, telex, or facsimile sending device.

2. Appointment. The Fund hereby appoints PFPC to provide administration, accounting and investor services to the Fund, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services to the Fund in accordance with the terms set forth in this Agreement.

3. Delivery of Documents. The Fund has provided or, where applicable, will provide PFPC with the following:

     (a) certified or authenticated copies of the resolutions of the Fund's directors, approving the appointment of PFPC or its affiliates to provide services and approving this Agreement;

     (b) a copy of the Fund's most recent effective registration statement on Form N-2 under the 1940 Act, as filed with the SEC;

     (c)  a copy of all of the Fund's Organizational Documents;

     (d) a copy of any investment management agreement with respect to the Fund;

     (e)  a copy of any distribution agreement with respect to the Fund; and

     (f) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

4. Compliance with Rules and Regulations. PFPC undertakes to comply with the applicable requirements of the Securities Laws, and any laws, rules, and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder as are specified in writing by the Fund to PFPC and agreed in writing by PFPC. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund.

5.   Instructions.

     (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

     (b) PFPC shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the



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

provisions of the Organizational Documents or this Agreement or of any vote, resolution, or proceeding of the Fund's directors or Members, unless and until PFPC receives Written Instructions to the contrary.

     (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

6.   Right to Receive Advice.

     (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

     (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser, or PFPC, at the option of PFPC) provided, however, that the Fund will be responsible only for reasonable legal expenses incurred in connection therewith.

     (c) Conflicting Advice. In the event of a conflict between directions or advice, or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. PFPC shall promptly inform the Fund of such conflict, and PFPC shall refrain from acting in the event of a conflict, unless counsel advises PFPC that failure to take action is likely to result in additional loss, liability, or expense. In the event PFPC relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC that constitutes willful misfeasance, bad faith, gross negligence, or reckless disregard by PFPC of any duties, obligations, or responsibilities set forth in this Agreement.

     (d) Protection of PFPC. PFPC shall be protected and indemnified by the Fund in any action PFPC takes or does not take in reliance upon directions, advice, or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel and that PFPC believes, in good faith, to be consistent with those directions, advice, and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC:

          (i) to seek such directions, advice, or Oral Instructions or Written Instructions, or



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

          (ii) to act in accordance with such directions, advice, or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligence, or reckless disregard by PFPC of any duties, obligations, or responsibilities set forth in this Agreement.

7.   Records; Visits.

     (a) The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable Securities Laws, rules, and regulations. The Fund, Authorized Persons, and the staff of the SEC shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method. No records will be destroyed without the Fund's written consent.

     (b)  PFPC shall keep the following records:

          (i) all books and records with respect to the Fund's books of account; and

          (ii) records of the Fund's securities transactions.

     (c) To the extent required by, and in the manner prescribed by and in accordance with, the 1940 Act, the books and records of PFPC pertaining to its actions under this Agreement and reports by PFPC or its independent accountants concerning its accounting system, procedures for safeguarding securities, and internal accounting controls will be open to inspection and audit at reasonable times by officers, employees, or agents of the Fund or auditors employed by the Fund and will be preserved by PFPC.

8. Confidentiality. Each party shall keep confidential any information relating to the other party's business ("Confidential Information").

     (a)  Confidential Information shall include:

          (i) any data or information that is competitively sensitive material, and not publicly available, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present, or future business activities of the Fund, the Fund's investment adviser, or PFPC, their respective subsidiaries, and affiliated companies and the customers, clients, and suppliers of any of them;

          (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense



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

          that its confidentiality affords the Fund, the Fund's investment adviser or PFPC a competitive advantage over its competitors;

          (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

          (iv) anything designated as confidential.

     (b) Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it:

          (i) is already known to the receiving party at the time it is obtained other than as a result of disclosure by the other party;

          (ii) is or becomes publicly known or available through no wrongful act of the receiving party;

          (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;

          (iv) is released by the protected party to a third party without restriction;

          (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency, or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted);

          (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party; or

          (vii) has been or is independently developed or obtained by the receiving party.

     (c) If any party to this agreement or any of such party's affiliates or their respective employees, officers, agents, or representatives (hereinafter, "Qualified Persons") is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such party, on its own behalf or on behalf of such party's Qualified Person, will promptly notify such other party of such request or requirement so that such other party may seek an appropriate protective order or waive compliance with provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, such party or such party's Qualified Person subject to the disclosure request or requirement is, in the written opinion of such party's counsel addressed to such other party (the reasonable fees for which shall be paid by such other party), compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, such party or such party's Qualified Person subject to the disclosure request or requirement may disclose only such of the Confidential Information to the party compelling disclosure as is required by law. Any party that discloses Confidential



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

Information pursuant to the foregoing sentence shall not be liable for the disclosure of such Confidential Information to the other party unless such disclosure was caused by such party's or such party's Qualified Person's action or inaction that (i) constitutes willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties hereunder or (ii) is not otherwise permitted by this Agreement.

9. Liaison with Accountants. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants in a timely manner for the expression of their opinion as to the financial statements of the Fund or as may otherwise be required by the Securities Laws or the Fund.

10. PFPC System. PFPC shall retain title to and ownership of any and all database technology, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

11. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment, including the maintenance of an offsite disaster recovery site from which PFPC can meet its obligations hereunder in the event that its primary facility is unavailable.
In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties or obligations under this Agreement.

12. Compensation. As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

13. Indemnification. Each party agrees to indemnify and hold harmless the other party and its affiliates, including their respective officers, directors, agents, and employees, from all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, reasonable attorneys fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act by that party in connection with this Agreement. Neither party, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by such party's or its affiliates' own willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties under this Agreement. The provisions of this Section 13 shall survive termination of this Agreement.



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

14.  Responsibility of PFPC.

     (a) PFPC shall be under no duty to take any action on behalf of the Fund except as reasonably necessary to fulfill its duties set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence, or reckless disregard of such duties.

     (b)  Notwithstanding anything in this Agreement to the contrary,

          (i) PFPC shall not be liable for losses, delays, failure, errors, interruption, or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss, or malfunction of utilities, transportation, computer, or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and

          (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument, or other information that conforms to the applicable requirements of this Agreement and that PFPC reasonably believes to be genuine.

     (c) Notwithstanding anything in this Agreement (whether contained anywhere in Sections 15-17 hereof or otherwise) to the contrary, the Fund hereby acknowledges and agrees that

          (i) PFPC, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon PFPC's interpretation of tax positions or its interpretation of relevant circumstances (as determined by PFPC) in providing such tax services and in determining methods of calculating portfolio performance to be used, provided that such interpretations and determinations are made in good faith and subject to review by the Fund's tax adviser, and

          (ii) PFPC shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is substantially due to PFPC's bad faith, gross negligence, willful misfeasance, or reckless disregard of its duties.

     (d) Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, the Fund hereby acknowledges and agrees that PFPC shall not be liable for any losses or damages of any kind associated with any tax filings with which PFPC has assisted in any way except to the extent such loss or damage is



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substantially due to PFPC's bad faith, gross negligence, willful misfeasance or reckless disregard of its duties, at the time of such assistance;

     (e) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special, or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates. PFPC's cumulative liability to the Fund for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of $200,000 or the fees received by PFPC for services provided hereunder during the 24 months immediately prior to the date of such loss or damage.

     (f) Any cause of action asserted by the Fund against PFPC or any of its affiliates must be asserted within the 12 month period after the Fund has actual knowledge of such cause of action.

     (g) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (h) The provisions of this Section 14 shall survive termination of this Agreement.

15. Description of Accounting Services on a Continuous Basis. PFPC will perform the following accounting services with respect to each portfolio:

     (a)  Journalize investment, capital, and income and expense activities;

     (b) Verify investment instructions are properly authorized before directing cash flows, and confirm receipt of money at investment funds in accordance with PFPC's written procedures;

     (c)  Maintain individual ledgers for investment securities;

     (d)  Maintain historical tax lots for each security;

     (e) Record and reconcile corporate action activity and all other capital changes;

     (f) Reconcile cash and investment balances of the Fund with the Fund's custodian(s), and provide the Fund with the beginning cash balance available for investment purposes and with online access to cash account of the Fund and regular updates on the escrow account;

     (g) Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund's confidential memorandum;

     (h) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

     (i) Monitor expense accruals and notify an officer of the Fund or an Authorized Person of any proposed adjustments;



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     (j)  Control all disbursements and authorize such disbursements from the
Fund's account with the custodian(s) upon Written Instructions;

     (k)  Calculate capital gains and losses;

     (l)  Determine net investment income;

     (m) Calculate the market value of the Fund's investments in accordance with the applicable valuation policies or guidelines provided by the Fund to PFPC;

     (n) Obtain the weekly estimated net asset values, or if the estimated net asset value is not available then the net rate of return, directly from the underlying fund's adviser or general partner, or its delegee, and in either case calculate the estimated market value of the Fund's investments in accordance with the applicable valuation policies or guidelines provided by the Administrator or the Fund to PFPC;

     (o) Transmit or mail a copy of the monthly portfolio valuation to the Fund or the Fund's investment adviser;

     (p) Transmit or mail a copy of the monthly various portfolio management reports, including:

          (i) Estimated/final valuation variance analysis;

          (ii) Style drift analysis; and

          (iii) Any other such portfolio management report as may be reasonably requested by the Fund and agreed to by PFPC.

     (q) Compute by the 25th business day of each month (or as otherwise reasonably directed by the Fund) the net asset value in accordance with GAAP and the provisions of the Fund's Operating Agreement and Prospectus;

     (r) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

     (s)  Prepares annual reports and send to Fund's auditor;

     (t)  Interact with the Fund's custodian;

     (u)  Maintain annual expense budget for the Fund;

     (v) Interact with custodian/prime broker to ensure timely collection of tax reclaim; and

     (w) Prepare monthly financial statements, which will include the following items:
                Schedule of Investments
                Statement of Assets and Liabilities



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                Statement of Operations
                Statement of Changes in Net Assets

16. Description of Administration Services on a Continuous Basis. PFPC will perform the following administration services:

          (a)  Prepare monthly security transaction listings;

     (b) Supply various normal and customary Fund statistical data as requested on an ongoing basis;

     (c) Prepare for execution and file the Fund's Federal Form 1065 and state tax returns;

     (d) Coordinate contractual relationships and communications between the Fund and its contractual service providers including custodians;

     (e) Prepare and coordinate the filing of the Fund's Annual and Semi-Annual Reports to Members with the SEC on Form N-CSR and Form N-Q via EDGAR and coordinate printing of such reports;

     (f) Prepare and file the Fund's Annual and Semi-Annual Reports with the SEC on Form N-SAR via EDGAR;

     (g) Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and PFPC;

     (h)  Report monthly NAV and weekly estimates;

     (i) Support web reporting and fulfillment as mutually agreed upon in writing by the parties;

     (j)  File state "blue sky" filings;

     (k) Provide electronically information necessary for Fund to prepare investor level reporting, as mutually agreed upon in writing by the parties; and

     (l) Timely notification of Fund's subscription and redemption, investment, and cash disbursement activity to the Fund.

17. Description of Regulatory and Administrative Services on a Continuous Basis. PFPC will perform the following regulatory and administrative services with respect to each portfolio:

     (a) Prepare, coordinate with the Fund's counsel, and file with the SEC Post-Effective Amendments to the Fund's Registration Statement, prepare reports to the SEC including (i), the preparation and coordination of the filing of the semi-annual SEC Form N-CSR filings or otherwise assist the Fund in connection with the foregoing;



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     (b)  Prepare notices of Annual or Special Meetings of Members and Proxy materials relating to such meetings, subject to Fund counsel approval, or otherwise assist the Fund in connection with the foregoing;

     (c) Assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund's governing board;

     (d) Monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

     (e) Maintain the Fund's corporate calendar to assure compliance with various filing and board approval deadlines;

     (f)  Mail and collect responses to periodic tender offers;

     (g) Mail the Fund's code of ethics to Fund Access Persons (as defined in the 1940 Act) as identified by the Fund; and

     (h)  Maintain Fund files.

18. Description of Investor Services on a Continuous Basis. PFPC will perform the following functions:

     (a) Maintain the register of Members of the Fund and enter on such register all issues, transfers, and repurchases of units in the Fund;

     (b) Calculate monthly the issue and repurchase prices of units in the Fund in accordance with the Operating Agreement;

     (c) Allocate income, expenses, gains, and losses to individual Member's capital accounts in accordance with the Fund's Operating Agreement;

     (d) Calculate the Incentive Allocation, if applicable, in accordance with the Operating Agreement and Prospectus and reallocate corresponding amounts from the applicable Members' capital accounts to the board of directors' capital account;

     (e) Prepare and mail annually to Members any required Form K-1 in accordance with applicable tax regulations;

     (f) Prepare tax return for federal, state, and other required income tax returns;

     (g) Prepare and distribute estimated interim tax reports once per year before April 15 of the following year;

     (h) Coordinate with fulfillment contractor the mailing of prospectuses and subscription documents;



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     (i)  Process direct payments and wires; and

     (j)  Confirm account activity.

19. Duration and Termination. This Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days' prior written notice to the other party. In the event the Fund gives notice of termination, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all trailing expenses incurred by PFPC, will be borne by the Fund.

20.  Notices. Notices shall be addressed

     (a)  if to PFPC, at 103 Bellevue Parkway, Wilmington, Delaware 19809,
Attention: Managing Director, Alternative Investments;

     (b) if to the Fund, at c/o DB Absolute Return Strategies, 25 DeForest Avenue, Summit NJ 07901, Attention: Natalie Birrell; or

     (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.

If notice is sent by confirming telegram, cable, telex, or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

21. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

22. Assignment. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that (i) PFPC gives the Fund 60 days' prior written notice of such assignment; (ii) the assignee or delegate agrees to comply with the relevant provisions of the Securities Laws; and (iii) PFPC and such assignee or delegate promptly provide such information as the Fund may request, and respond to such questions as the Fund may ask, relative to the assignment or delegation, including, without limitation, the capabilities of the assignee or delegatee. Except as stated above, this Agreement may not be assigned or delegated by any party without the written consent of each party.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.



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25.  Miscellaneous.

     (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

     (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees to provide PFPC with prior notice sufficient for PFPC to evaluate the impact of any modifications to its registration statement or the adoption of any policies that would affect materially the obligations or responsibilities of PFPC hereunder.

     (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (d) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

     (e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

     (f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (g) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose, or otherwise (irrespective of any course of dealing, custom, or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     (h) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (i) No Third Party Beneficiaries. Except as expressly set forth herein, no provision hereof is intended to benefit the Fund or any other third party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                              PFPC Inc.


                                              _________________________________
                                              Neal Andrews
                                              Senior Vice President



                                              The Topiary Fund for Benefit Plan
                                              Investors (BPI) LLC


                                              _________________________________
                                              Name:
                                              Title:



                                     -14-